Memorandum of Understanding (MOU)

This Memorandum of Understanding (MOU) is by and between:

a) **Cosmos Holdings Inc.** (hereinafter "Cosmos"), a company incorporated in Nevada, whose shares are publicly traded on the U.S. OTCMarkets under the ticker: COSM, and

b) **MEDIHELM PHARMACEUTICAL WHOLESELLERS SA**, based in Kazantzaki 4 & Agiou Panteleimonos, TK13561, Agioi Anargyroi, Greece, with Tax ID: 099085495, and

c) **Mr. Konstantinos Metsovitis**, who is the sole owner of MEDIHELM SA, and

d) **Mrs. Eleni Metsoviti**, who is a director and Chief Operations Officer of MEDIHELM SA

agree on the present MOU that comes into force on the 19th of October 2016, and expires on the 31st of March 2017.

MEDIHELM SA trades, distributes and exports drugs, OTC medical products, food supplements and cosmetics in Greece and other European countries.

Purpose of this MOU:
This MOU is a preliminary agreement whose purpose is to conclude to a final agreement in which Cosmos will acquire MEDIHELM with shares of Cosmos, (the "Transaction"). The shares will be issued to the owner of MEDIHELM according to exchange agreement that will follow. In addition, it is agreed that Mrs. Eleni Metsoviti will join the Board of Directors of Cosmos and will be a director and COO of MEDIHELM SA after the acquisition.

All parties will proceed to a final agreement only if the following conditions will be met.

a) If the tax and legal Due Diligence will be acceptable by Cosmos
b) If the auditing of MEDIHELM will be successfully completed by a PCAOB certified auditor.
c) If both parties agree on the terms and conditions of the final agreement.

This is a binding agreement; all parties will use their best efforts in order to sign a definitive agreement within the time frames of this MOU.

From now on, the Parties understand and agree as follows:

Agreements

1) Summary. MEDIHELM will transfer its existing pharmaceutical business to Cosmos. Cosmos will issue shares to MEDIHELM's owner for the acquisition of MEDIHELM SA.

2) Acquisition cost: Cosmos will purchase from the sole owner of MEDIHELM SA, Mr.

Konstantinos Metsovitis, 100% of the shares of MEDIHELM, by issuing to his name 200,000 shares.

3) As soon as the Acquisition has been completed, it is agreed that Mrs. Eleni Metsoviti will join the Board of Directors of Cosmos and will also be a director and the COO of MEDIHELM SA and that her compensation will be 3,100,000 shares of Cosmos and have a salary of 3,000 euros net per month.

4) Definitive Agreement. The definitive agreement should be executed (signed) within the scope of this MOU. If the parties will need more time they should all agree in written form for the extension of this MOU.

5) MEDIHELM approves for a full auditing and Due Diligence to be conducted at its books. These expenses will be covered by Cosmos.

6) Cosmos will publish this MOU and make any required SEC filings.

7) Final Provisions.

- Previous oral or written agreements between the parties relating to the subject matter of this agreement are irrelevant when the MOU comes into force.
- Changes or additions to this Agreement and this clause shall be in writing and shall be signed by both parties.
- If any provision of this Agreement is invalid, the validity of the remaining provisions shall not be affected thereby. The parties will immediately replace the ineffective provision by an effective one, to achieve the commercial purpose of the invalid provision as closely.
- Each party shall bare all and any costs regarding the execution of this MoU.

This agreement is governed by British law. Date: October 19, 2016

The parties:

By: ______________________
Mr. Grigorios Siokas / CEO
Cosmos Holdings Inc.,

By: ______________________
Konstantinos Metsovitis
Owner of MEDIHELM SA

By: ______________________
Mrs. Eleni Metsoviti / Director
MEDIHELM SA